CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM




We consent to the references to our firm in the Post-Effective Amendment No. 42 to the Registration Statement on Form N-1A (File Nos. 033-46924 and 811-06618) of our reports dated November 1, 2005 relating to the September 30, 2005 financial statements and financial highlights of First Investors Growth & Income Fund, First Investors Value Fund, First Investors Mid-Cap Opportunity Fund, First Investors All-Cap Growth Fund, First Investors Focused Equity Fund, First Investors Blue Chip Fund, First Investors Total Return Fund, First Investors Special Situations Fund, and First Investors Global Fund, each a series of First Investors Equity Funds (formerly First Investors Series Fund II, Inc.), which are included in said Registration Statement.


                                          /s/ Tait, Weller & Baker LLP

                                          TAIT, WELLER & BAKER LLP

PHILADELPHIA, PENNSYLVANIA
JANUARY 27, 2006